Exhibit 10.1

LETTER OF CREDIT

AND REIMBURSEMENT AGREEMENT

THIS LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT (this “Agreement”) is made as of this 7th day of January, 2020, between Kaleyra, Inc., a Delaware corporation (the “Applicant”), and EagleBank, a Maryland banking corporation (the “Bank”).

RECITALS

WHEREAS, the Applicant is party to Forward Share Purchase Agreement dated as of November 19, 2019, as amended (the “Forward Share Purchase Agreement”), with Glazer Capital, LLC (the “Beneficiary”), pursuant to which the Beneficiary is entitled to put shares of common stock in the Applicant (the “Shares”) for purchase for a period of time beginning November 19, 2019 and ending May 19, 2020; and

WHEREAS, the payment of the purchase price for the Beneficiary’s shares in the Applicant is presently secured by an Escrow Agreement dated November 19, 2019, as amended (the “Escrow Agreement”), by and among, GigCapital, Inc., now known as Kaleyra, Inc. and referred to herein as the Applicant, Continental Stock Transfer & Trust Company (the “Escrow Agent”), and the Beneficiary;

WHEREAS, the Applicant desires to exercise its right under the Escrow Agreement to substitute a letter of credit acceptable to the Beneficiary for the Escrow Agreement, whereupon the escrowed funds will be released to the Bank to secure the Applicant’s reimbursement obligations in respect of the Letter of Credit; and

WHEREAS, the Bank is willing to issue the Letter of Credit to the Beneficiary for the account of the Applicant under the terms and subject to the conditions of this Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the mutual agreements herein and other good and valuable consideration, the Applicant and the Bank hereby agree as follows:

ARTICLE I

DEFINITIONS

Certain capitalized terms used in this Agreement have the meanings given to such terms in the text of this Agreement and shall have the same meanings when used in any certificate or document delivered pursuant to this Agreement.

ARTICLE II

LETTER OF CREDIT; APPLICANT’S REIMBURSEMENT OBLIGATIONS

2.1    Issuance of the Letter of Credit. Subject to the provisions of this Agreement, including the satisfaction of the conditions precedent described in Article V hereof and upon receipt of the completed and executed Application for Standby Letter of Credit in form satisfactory to the Bank, the Bank agrees to issue the Letter of Credit in substantially the form attached hereto as Exhibit A, for the account of the Applicant and for the benefit of the Beneficiary in a stated amount not to exceed $9,314,403.16, having an expiry date of not later than June 15, 2020. The Letter of Credit will be issued in accordance with the Application subject to the approval by the Bank and to the terms and conditions of this Agreement. The Letter of Credit will permit partial drawings thereunder for purchases of the Shares against presentation of a Certificate in the form attached to the Letter of Credit which shall be signed by an authorized officer of the Beneficiary and be dated. The stated amount of the Letter of Credit will be subject to reduction upon presentation to the Issuer of a Certificate of Principal Reduction signed by the Beneficiary in the form attached to the Letter of Credit. The Letter of Credit will be governed by and construed in accordance with International Standby Practices ISP98 of the International Chamber of Commerce (the “ISP”) and, as to matters not governed by the ISP, the laws of the State of Maryland.

2.2    Expiration of Commitment. In the event that the conditions precedent to issuance of the Letter of Credit are not satisfied by close of business on January 10, 2020, the Bank’s commitment to issue the Letter of Credit shall terminate.

2.3    Reimbursement of Drawing under the Letter of Credit. The obligation of the Applicant to reimburse the Bank for all sums drawn under the Letter of Credit shall be referred to as the “Reimbursement Obligations”, and the Reimbursement Obligations, together with related obligations described by the terms of this Agreement, are hereinafter sometimes referred to collectively as the “Letter of Credit Obligations.”

2.4    Payment of Reimbursement Obligations. The Applicant’s Reimbursement Obligations are payable on demand. Any Reimbursement Obligations not repaid on demand shall bear interest at the rate of 1% per annum in excess of the fluctuating Wall Street Journal U.S. Prime Rate (the “Index”). The Index is not necessarily the lowest rate charged by the Bank on loans to its customers. Interest shall be calculated on the basis of actual days elapsed over a 360-day year of 12 30-day months.

2.5    Reimbursement Obligations Absolute. The Applicant’s obligation to pay its Reimbursement Obligations shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of any (i) lack of validity or enforceability of the Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) draft or other document presented under the Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Bank against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, Applicant’s Letter of Credit Obligations. Neither the Bank nor any of its directors, officers, employees, representatives or advisors, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Bank; provided that the foregoing shall not be construed to excuse the Bank from liability to the Applicant to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Applicant to the extent permitted by applicable law) suffered by the Applicant that are caused by the Bank’s failure to exercise care when determining whether drafts and other documents presented under the Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Bank (as finally determined by a court of competent jurisdiction), the Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of the Letter of Credit, the Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of the Letter of Credit.

2.6    Disbursement Procedures. The Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Bank shall promptly notify the Applicant of such demand for payment and whether the Bank has made or will make a disbursement under the Letter of Credit; provided that any failure to give or delay in giving such notice shall not relieve the Applicant of its obligation to reimburse the Bank with respect to such disbursement.

ARTICLE III

GENERAL CREDIT PROVISIONS

3.1    Payments Free of Withholding.

All payments to be made hereunder by the Applicant shall be made in United States Dollars, without set-off or counterclaim and free and clear of, and without deduction for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions, withholdings or restrictions or conditions of any nature whatsoever now or hereafter imposed, levied, collected, withheld or assessed against the Applicant. If any of the foregoing taxes or charges are imposed and required to be withheld from any such payment, the Applicant shall notify the Bank of the imposition of withholding taxes or charges and (i) increase the amount of such payment so that the Bank will receive a net amount (after giving effect to the payment of such additional amount and to the deduction of all taxes and charges) equal to the amount due hereunder, or (ii) pay such taxes and charges to the appropriate taxing authority for the account of the Bank and, as promptly as possible thereafter, send the Bank an original receipt (or a copy thereof that has been stamped by the appropriate taxing authority to certify payment) showing payment thereof, together with such additional documentary evidence as the Bank may from time to time reasonably require. If the Applicant fails to perform its obligations to the Bank under parts (i) or (ii) of the preceding sentence, the Applicant shall indemnify the Bank for any such taxes and charges that are paid by the Bank plus all incremental taxes and charges, interest or penalties that may become payable as a consequence of such failure.

3.2    Illegality. Notwithstanding any other provision of this Agreement, in the event that it shall become unlawful for the Bank to maintain its commitment to issue the Letter of Credit as contemplated by this Agreement, the commitment of the Bank shall be cancelled, and the Applicant agrees to prepay to the Bank, within two (2) Business Days of receipt of written demand by the Bank, all of the outstanding Letter of Credit Obligations. The Bank agrees that it will take such steps as may be reasonably available to it to avoid or mitigate any illegality, provided that the taking of such steps shall not in the opinion of the Bank be materially prejudicial to it.

3.3    Increased Costs. In the event that any change in applicable law, treaty, regulation or directive, or in the interpretation or application thereof, or compliance by the Bank with any request (whether or not having the force of law) of any relevant central bank or other comparable agency, shall

(a)    subject the Bank to any tax of any kind whatsoever (other than taxes and charges referred to in Section 3.1 hereof for which the Bank was reimbursed by the Applicant pursuant to the terms of that Section) with respect to this Agreement or the Letter of Credit, or

(b)    change the basis of taxation of payments to the Bank of any portion of the Letter of Credit Obligations, fees, commissions or any other amount payable under this Agreement or under the Assignment and Pledge of Account in favor of the Bank securing the Letter of Credit Obligations (the “Assignment and Pledge of Account; this Agreement and the Assignment and Pledge of Account being sometimes referred to collectively as the “Financing Documents”), except for changes in the rate of tax on the overall net income of the Bank, or

(c)    impose, modify or deem applicable any reserve, special deposit or similar requirement against foreign assets held by, or deposits in or for the account of, or advances or loans by, or acceptances created by, or any other acquisition of funds by, any office of the Bank, or

(d)    increase the amount of capital required or expected to be maintained by the Bank, or by any corporation controlling the Bank (a “Parent”), or reduce the rate of return on capital earned by the Bank or any Parent (as determined by the Bank or any Parent taking into consideration their internal policies with respect to capital adequacy and desired return on capital), which increased capital or reduced rate of return on capital is applied to assets such as the Letter of Credit, or the Letter of Credit Obligations or any portion thereof, or

(e)    impose upon the Bank any other condition with respect to this Agreement or the transactions contemplated hereby or by the other Financing Documents, the result of which is to increase the actual cost to the Bank of issuing the Letter of Credit under this Agreement or the other Financing Documents or to reduce any amount receivable by the Bank under this Agreement or under the other Financing Documents or to increase the capital or reduce the rate of return on capital which the Bank, or any Parent is required or expected to maintain as a result of this Agreement, the other Financing Documents, the Letter of Credit, the Letter of Credit Obligations, or any portion thereof, then the Applicant shall pay to the Bank within thirty (30) days of a written demand by the Bank, additional amounts which will compensate the Bank or any Parent so affected, for such increased cost, reduced amount receivable, increased capital or reduced return on capital, as the case may be. Each such demand by the Bank shall be accompanied by a certificate setting forth in reasonable detail (i) the change that gave rise to such increased cost, reduced amount receivable, increased capital or reduced rate of return on capital, (ii) the additional amounts payable pursuant to the foregoing sentence, and (iii) a calculation of such amount, which certificate shall be conclusive absent manifest error.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Bank to issue the Letter of Credit for the account of the Applicant pursuant to this Agreement and the other Financing Documents, the Applicant represents and warrants to the Bank, as follows, each of such representations and warranties to be reconfirmed by the Applicant at the time the Letter of Credit is issued, it being the affirmative obligation of the Applicant to notify the Bank in writing of any facts which would in any way affect its ability to make the representations contained in this Article IV at any subsequent date:

4.1    Corporate Existence. The Applicant (a) is a corporation duly organized and existing under the laws of the State of Delaware, (b) has the corporate power to own its property and to carry on its business as now being conducted, and (c) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned by it therein or in which the transaction of its business makes such qualification necessary.

4.2    Corporate Authority; No Governmental Consents/Registrations. The Applicant has full corporate power and authority to enter into and execute and deliver this Agreement and each of the other Financing Documents executed and delivered by it, to incur and perform the Letter of Credit Obligations provided for herein and therein, all of which have been duly authorized by all proper and necessary corporate action. No consent or approval of stockholders or of any other person or governmental authority or regulatory body is required as a condition to the validity or enforceability of this Agreement or any of the other Financing Documents, or if required the same has been duly obtained.

4.3    Government Authorizations. All consents, licenses, authorizations and approvals of, or exemptions from, any governmental authority that are necessary or advisable for the execution, delivery and performance by the Applicant of the terms of the Financing Documents and the enforceability of the Financing Documents.

4.4    Recordation; Registration. To ensure the legality, validity, enforceability, priority or admissibility in evidence of the Financing Documents, it is not necessary that any of the Financing Documents be registered, recorded, enrolled or filed with any governmental authority, or be notarized or consularized, or that any documentary stamp or similar tax, imposition or charge of any kind be paid on or in respect of the Financing Documents.

4.5    No Conflict. The execution, delivery and performance by the Applicant of the Financing Documents does not conflict with or result in a breach or violation of (a) the Applicant’s organizational and operational documents; (b) any law, rule or regulation of any governmental authority (including, without limitation, any limit on interest which may be paid by the Applicant); (c) any order, writ, injunction, judgment or decree of any court or tribunal; or (d) any agreement or instrument to which the Applicant or any of its assets may be subject, in the case of (b), (c) or (d) which could have a material adverse effect on the Applicant or the performance of the Letter of Credit Obligations

4.6    Binding Obligations. This Agreement and each of the other Financing Documents have been properly executed by the Applicant, constitute valid and legally binding obligations of the Applicant and are fully enforceable against the Applicant in accordance with their respective terms, except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (b) laws related to the availability of specific performance, injunctive relief or other equitable remedies.

4.7    No Omission of Material Facts; No Material Adverse Changes. Any and all information provided by the Applicant to the Bank in connection with the issuance of the Letter of Credit is complete and correct in all material respects and does not fail to present any information which may be required in order to make such information not misleading.

4.8    No Default or Event of Default. No event has occurred which would constitute a Default or an Event of Default under this Agreement or any of the other Financing Documents.

ARTICLE V

CONDITIONS PRECEDENT

The obligation of the Bank to issue the Letter of Credit is subject to satisfaction of the following conditions precedent:

5.1    Approval of Counsel. All legal matters incident to the Letter of Credit and all documents necessary in the opinion of the Bank to the issuance of the Letter of Credit and securing the Letter of Credit Obligations shall be satisfactory in all respects to counsel for the Bank.

5.2    Compliance. As of the date of the execution and delivery of this Agreement and as of the date of the issuance of the Letter of Credit, (a) the Applicant shall have complied with, and shall then be in compliance with, all the terms, covenants, and conditions of this Agreement and in the other Financing Documents which are binding upon it, (b) there shall exist no Default or Event of Default, and (c) the representations and warranties contained in Article IV hereof shall be true and correct.

5.3    Assignment and Pledge of Account; Funding. The Assignment and Pledge of Account shall have been executed and delivered by the Applicant to the Bank. The Beneficiary shall have delivered to the Bank written confirmation of its approval of the Letter of Credit in replacement for the escrow and its agreement to direct the Escrow Agent to release the escrowed funds to the Bank immediately upon the issuance of the Letter of Credit.

5.4    Corporate Documents of Applicant; Reliance by Bank on Communications and Authorizations from Applicant.

(a)    The Bank shall have received a certificate of the corporate secretary of the Applicant certifying (a) that attached thereto is a true, complete and correct copy of its Articles of Incorporation and By-laws as in effect on the date of such certification, (b) that attached thereto is a true, complete and correct copy of resolutions adopted by its Board of Directors authorizing the execution and delivery of this Agreement and each of the other Financing Documents and authorizing it to incur the Letter of Credit Obligations and to perform all other covenants and agreements contained in this Agreement and in the other Financing Documents, and (c) as to the incumbency and specimen signature of each officer who is authorized to execute and deliver this Agreement and any other Financing Documents and all other closing papers executed and delivered hereunder.

(b)    In issuing the Letter of pursuant to this Agreement and the other Financing Documents, the Bank shall be authorized to rely on any notice or communication which appears to have been executed and delivered by any one or more of the authorized officers of the Applicant who are designated in the certificate delivered by the Applicant in accordance with this Section 5.4. In the event the officer(s) authorized to deliver such documents or to take action hereunder on behalf of the Applicant become unavailable or unable to do so, the President of the Applicant shall appoint a successor or successors and shall furnish the Bank with a certified copy of the Applicant’s authorizing resolution which certificate shall contain a specimen signature of each such officer appointed to act on behalf of the Applicant.

5.5    Fees and Expenses. The Applicant shall have paid any of the fees and expenses described in Section 8.3 hereof which are then due.

5.6    Patriot Act Compliance. The Bank hereby notifies the Applicant that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Applicant, which information includes name and address of the Applicant and other information that will allow such Bank to identify the Applicant in accordance with the Act. The Bank shall have received the completed and executed U.S. Patriot Act Customer Identification Form attached to this Agreement as Exhibit B.

ARTICLE VI

COVENANTS

Until payment and performance in full of the Letter of Credit Obligations, the Applicant will perform the covenants contained in this Article VI.

6.1    Corporate Existence. The Applicant shall maintain its existence as a Delaware corporation qualified to do business in each jurisdiction in which such qualification is necessary for the conduct of its business in such jurisdiction.

6.2    Books and Records; Inspection. The Applicant will keep adequate records and books of account with respect to its business, in accordance with international generally accepted accounting principles, and permit the Bank, by its accountants, attorneys, officers or other agents, to examine such records and books of account and to discuss the affairs, finances and accounts pertaining thereto with appropriate officers at its offices at any time during normal business hours.

6.3    Notification of Certain Events, Events of Default and Adverse Developments. The Applicant shall promptly notify the Bank in writing within fifteen (15) Business Days of obtaining knowledge of any Default or Event of Default under this Agreement or any of the other Financing Documents, describing in detail satisfactory to the Bank the nature thereof and the action the Applicant proposes to take with respect thereto.

6.4    Further Assurances and Corrective Instruments. The Applicant shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, from time to time, such supplements hereto and such further instruments as may reasonably be required by the Bank for carrying out the intention of the parties to, or facilitating the performance of, this Agreement or any of the Financing Documents.

6.5    Use of Letter of Credit. The Applicant will not use the Letter of Credit proceeds for any purposes other than to secure its obligation to pay the Share Purchase Price to the Beneficiary.

6.6    Merger, Acquisition, Dissolution or Sale of Assets. Without the Bank’s prior written consent, the Applicant will not dissolve or enter into any merger or consolidation of which it is not the surviving entity.

ARTICLE VII

EVENTS OF DEFAULT; REMEDIES

7.1    Events of Default. Any one or more of the following events shall constitute an Event of Default under this Agreement and shall constitute a Default if, with the giving of notice or passage of time or both, such event would constitute an Event of Default:

(a)    Failure to Pay Letter of Credit Obligations. The Applicant shall fail to pay the amount of any of the Letter of Credit Obligations as and when the same are due and payable in accordance with the terms of this Agreement and the other Financing Documents.

(b)    Breach of Representation and Warranties. Any representation or warranty made herein or in any of the Financing Documents, or in any report, certificate, opinion, financial statement or other instrument delivered in connection with this Agreement or any of the other Financing Documents shall prove to be false or misleading in any material respect when made.

(c)    Other Defaults. Either (i) default shall be made in the due observance or performance of any other term, covenant or agreement contained in this Agreement or in any of the other Financing Documents, and such default shall have continued unremedied for a period of ten (10) days after written notice thereof shall have been given to the Applicant by the Bank, or (ii) an event of default shall occur under any of the other Financing Documents.

(d)    Receiver; Bankruptcy. The Applicant shall (i) apply for or consent to the appointment of a receiver, trustee or liquidator of itself or any of its property or file a voluntary bankruptcy petition, (ii) admit in writing an inability to pay debts as they mature, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated as bankrupt or insolvent, (v) by any act indicate consent to, or acquiescence, in any such proceeding or the appointment of any receiver of or trustee for it or any substantial part of its properties, or suffer any such receivership, trusteeship or proceeding to continue undischarged for a period of 30 days, or (vi) without application or consent, become subject to, or have a substantial part of its properties subject to, involuntary reorganization by any court of competent jurisdiction, or to the involuntary appointment of a receiver, trustee or liquidator, and such order, judgment or decree mandating such action shall continue unstayed and in effect for a period of 30 days.

7.2    Remedies. Notwithstanding any provision to the contrary contained in this Agreement, upon the occurrence of a Default or any Event of Default or upon receipt by the Bank of any notice which the Applicant is required to give under Section 6.3 of this Agreement, the Bank may exercise any one or more of the following remedies.

(a)    Accelerate the Applicant’s Obligations. Demand immediate payment in full of all of the Applicant’s Letter of Credit Obligations under this Agreement and the other Financing Documents, including (without limitation) all accrued and unpaid interest thereon, whether or not any payments under the Letter of Credit have become due and payable, whereupon all outstanding Applicant’s Letter of Credit Obligations shall become immediately due and payable without presentment, demand, protest, or any other notice of any kind, all of which are hereby expressly waived, anything contained in this Agreement or in the other Financing Documents to the contrary notwithstanding.

(b)    Remedies Cumulative and Concurrent; No Waiver. In addition to any other rights or remedies specifically set forth herein, the Bank shall have available to it all rights and remedies under any of the Financing Documents and any other rights and remedies afforded to it at law or in equity, which remedies shall be cumulative. Every right, power and remedy given by the Financing Documents to the Bank shall be concurrent and may be pursued separately, successively or together against the Applicant or any security. No delay or omission on the part of the Bank to exercise any remedy hereunder, or acceptance by the Bank of any partial payment on account of the Letter of Credit Obligations shall constitute a waiver of any such Event of Default and each of the remedies herein provided shall remain continuously available to the Bank.

ARTICLE VIII

MISCELLANEOUS

8.1    Notices. All communications between the parties or notices in connection with this Agreement and any of the other Financing Documents shall be in writing (unless otherwise specified herein), hand delivered or sent by registered airmail, postage prepaid, or by telex, telecopy or other electronic transmission, addressed to the intended recipient at the address set forth below. All such communications and notices shall be effective upon delivery. Any party may change its address or other information for notices by giving notice to the other parties in accordance with the provisions of this Section.

(a) If to the Applicant: Kaleyra, Inc. 2749 E. Bayshore Road Suite 200 Palo Alto, California 94303 Attn: Chief Financial Officer	(b) If to the Bank Eagle Bank 7815 Woodmont Avenue Bethesda, MD 20814 Attn: John B. Richardson Executive Vice President

8.2    Survival of Agreement; Successors and Assigns.

(a)    All covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the issuance of the Letter of Credit, the execution and delivery to the Bank of this Agreement and all of the other Financing Documents and shall continue in full force and effect until all of the Letter of Credit Obligations and the Letter of Credit Obligations have been paid and performed in full.

(b)    Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Applicant which are contained in this Agreement or in the other Financing Documents shall inure to the benefit of the successors and assigns of the Bank. The Bank may assign or participate Letter of Credit Obligations without notice to, or the need for obtaining the consent of, the Applicant. The Applicant may not assign any of its interests under this Agreement, including (without limitation) the right of the Applicant to receive the benefit of the Letter of Credit, without the prior written consent of the Bank. Any assignment made or attempted by the Applicant of its rights or obligations under this Agreement or any of the other Financing Documents without the prior written consent of the Bank shall be void and of no effect. No consent by the Bank to an assignment by the Applicant shall release the Applicant as the party primarily obligated and liable under the terms of this Agreement unless the Applicant shall be released specifically by the Bank in writing. No consent by the Bank to an assignment shall be deemed to be a waiver of the requirement of prior written consent by the Bank with respect to each and every further assignment and as a condition precedent to the effectiveness of such assignment.

8.3    Payment of Fees and Expenses. (a) The Applicant will pay all out-of-pocket expenses incurred by the Bank in connection with (i) the preparation and negotiation of this Agreement and the other Financing Documents, (ii) the issuance of the Letter of Credit, (iii) the protection of any security for the repayment of the Letter of Credit Obligations, and (iv) the enforcement and protection of the rights of the Bank in connection with this Agreement or any of the other Financing Documents, including, but not limited to, the fees and disbursements of Miles & Stockbridge P.C. or other counsel employed by the Bank.

(b)    The Applicant will be obligated to pay the following fees in connection with the Letter of Credit:

(i)    The Letter of Credit Issuance Fee in the amount of 1% of the stated amount of the Letter of Credit, subject to a minimum of $150, one-half of which shall be due by the Applicant to the Bank on or prior to the date on which the Letter of Credit is to be issued and the other half of which shall be due and payable at the time of any extension of the June 15, 2020 expiry date; and

(ii)    any amendment, transfer or modification fees customarily charged by the Bank in connection with its standby letters of credit and applicable to the Letter of Credit, payable upon demand by the Bank.

(c)    All fees paid by the Applicant to the Bank shall be fully earned and non-refundable as of the date of this Agreement in consideration for the commitment to issue the Letter of Credit.

8.4    Applicable Law; Jurisdiction; Consent to Service of Process. This Agreement and all of the other Financing Documents (except where expressly indicated therein to the contrary) shall be construed in accordance with and governed by the laws of the State of Maryland, United States of America. The Bank and the Applicant hereby submit to the non-exclusive jurisdiction of any Maryland court or federal court sitting in Baltimore City over any suit, action or proceeding arising out of or relating to this Agreement or any of the other Financing Documents. Final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon the Applicant and may be enforced in any court to the jurisdiction of which the Applicant is subject.

8.5    Waiver of Trial by Jury. Each of the Applicant and the Bank hereby waive trial by jury in any action or proceeding to which the Applicant and the Bank may be parties, arising out of or in any way pertaining to this Agreement or any of the other Financing Documents. It is agreed and understood that this waiver constitutes a waiver of trial by jury of all claims against all parties to such actions or proceedings, including claims against parties who are not parties to this Agreement.

This waiver is knowingly, willingly and voluntarily made by each of the Applicant and the Bank, and the Applicant hereby represents that no representations of fact or opinion have been made by any individual to induce this waiver of trial by jury or to in any way modify or nullify its effect. The Applicant further represents that it has the opportunity to be represented in the signing of this Agreement and in the making of this waiver by independent legal counsel, selected of its own free will, and that it has had the opportunity to discuss this waiver with counsel.

8.6    Modifications. No course of dealing or oral agreement between the Applicant and the Bank shall be effective to amend, modify or change any provision of this Agreement or the other Financing Documents; it being the intention that all modifications to this Agreement and any of the other Financing Documents be in writing.

8.7    No Liability of Bank. The Bank shall not be liable for any act or omission by it pursuant to the provisions of this Agreement, in the absence of fraud or gross negligence. By accepting or approving anything required to be observed, performed or fulfilled by the Applicant, the Bank shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof and any such acceptance or approval thereof shall not be or constitute any warranty or representation with respect thereto.

8.8    Indemnification. The Applicant agrees to indemnify the Bank and to hold the Bank harmless against any loss or expense (including reasonable attorneys’ fees) resulting from any and all claims, actions, settlements, or liability for acts or failure to act in consequence of or arising out of the issuance of the Letter of Credit; it being the intention of the parties that this Agreement shall be construed and applied to protect and indemnify the Bank against any and all risks involved in the transactions contemplated by the Financing Documents. The provisions of this Section shall survive the expiration of this Agreement and the other Financing Documents, and the indemnification by the Applicant under this Section shall be part of the Letter of Credit Obligations.

8.9    No Partnership. Nothing contained in this Agreement shall be construed in a manner to create any relationship among the Applicant and the Bank other than the relationship of Applicant and lender, and Applicant and the Bank shall not be considered partners or co-venturers for any purpose on account of this Agreement.

8.10    Time of Essence. Time shall be of the essence for each and every provision of this Agreement of which time is an element.

8.11    Illegality. If fulfillment of any provision hereof or any transaction related hereto or to any of the other Financing Documents, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity; and if any clause or provisions herein contained other than the provisions hereof pertaining to repayment of the Letter of Credit Obligations operates or would prospectively operate to invalidate this Agreement in whole or in part, then such clause or provision only shall be void, as though not herein contained, and the remainder of this Agreement shall remain operative and in full force and effect; and if such provision pertains to repayment of the Letter of Credit Obligations, then, at the option of the Bank, all of the Letter of Credit Obligations to the Bank shall become immediately due and payable.

8.12    Counterpart Facsimile Execution. For purposes of executing this Agreement, a document signed and transmitted by facsimile machine or telecopier is to be treated as an original document. The signature of any party thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document. At the request of any party, any facsimile or telecopy document is to be re-executed in original form by the parties who executed the facsimile or telecopy document. No party may raise the use of a facsimile machine or telecopier or the fact that any signature was transmitted through the use of a facsimile or telecopier machine as a defense to the enforcement of this Agreement or any amendment or other document executed in compliance with this Section. This Agreement may be executed in any number of counterparts, each of which shall be considered an original for all purposes; provided, however, that all such counterparts shall together constitute one and the same instrument.

8.13    Captions and Headings. The captions and headings contained in this Agreement are included herein for convenience of reference only and shall not be considered a part hereof and are not in any way intended to limit or enlarge the terms hereof.

8.14    Letter of Credit Obligations Absolute and Unconditional. All of the Letter of Credit Obligations shall be absolute and unconditional, irrespective of any set-off or counterclaim or the genuineness, validity, priority or enforceability of this Agreement or any of the other Financing Documents or any other circumstance which might otherwise constitute a legal or equitable discharge.

IN WITNESS WHEREOF, the Applicant and the Bank have caused this Agreement to be duly executed, sealed and delivered by their duly authorized officers, all as of the day and year first above written.

WITNESS:	EAGLEBANK

/s/ Andria Malloy	By:	/s/ Lindsey Rheaume (SEAL)
	Name:	Lindsey Rheaume
	Title:	Executive Vice President

ATTEST/WITNESS:	KALEYRA, INC.

/s/ Giacomo Dall’Aglio	By:	/s/ Dario Calogero (SEAL)
	Name:	Dario Calogero
	Title:	Chief Executive Officer and President

Exhibits

Exhibit A - Form of Letter of Credit

Exhibit B - Form of Patriot Act Certificate

Signature Page to Letter of Credit and Reimbursement Agreement